Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-127589

LMT05-3 - Price/Yield - 2A5

Balance	$25,000,000.00	Delay	24	WAC(2)	6.2606	WAM(2)	358
Coupon	5.8	Dated	12/1/2005	NET(2)	6.0087	WALA(2)	2
Settle	12/30/2005	First Payment	1/25/2006	Contrib Wac	6.2662

Price	1	2	3	4	5	6	7
	Yield	Yield	Yield	Yield	Yield	Yield	Yield
97-05	6.07	6.11	6.14	6.16	6.18	6.32	6.64
97-06	6.07	6.11	6.14	6.15	6.17	6.31	6.63
97-07	6.07	6.11	6.13	6.15	6.17	6.31	6.62
97-08	6.07	6.10	6.13	6.15	6.16	6.30	6.61
97-09	6.06	6.10	6.13	6.14	6.16	6.29	6.60
97-10	6.06	6.10	6.12	6.14	6.16	6.29	6.59
97-11	6.06	6.09	6.12	6.13	6.15	6.28	6.58
97-12	6.06	6.09	6.11	6.13	6.15	6.28	6.57
97-13	6.05	6.09	6.11	6.13	6.14	6.27	6.56
97-14	6.05	6.08	6.11	6.12	6.14	6.26	6.55
97-15	6.05	6.08	6.10	6.12	6.14	6.26	6.54
97-16	6.05	6.08	6.10	6.12	6.13	6.25	6.53
97-17	6.04	6.07	6.10	6.11	6.13	6.25	6.52
97-18	6.04	6.07	6.09	6.11	6.12	6.24	6.51
97-19	6.04	6.07	6.09	6.10	6.12	6.24	6.50
97-20	6.03	6.06	6.09	6.10	6.12	6.23	6.49
97-21	6.03	6.06	6.08	6.10	6.11	6.22	6.48

WAL	23.60	17.33	14.50	13.20	11.97	7.27	3.71
Mod Durn	12.154	10.262	9.213	8.667	8.110	5.550	3.228
Mod Convexity	2.246	1.529	1.199	1.050	0.910	0.430	0.129
Principal Window	Jan09 - Nov35	Jan09 - Oct35	Jan09 - Sep35	Jan09 - Sep35	Jan09 - Aug35	Jan09 - Sep33	Jan09 - Aug10

LIBOR_1MO	4.35	4.35	4.35	4.35	4.35	4.35	4.35
Prepay	100 PSA	200 PSA	250 PSA	275 PSA	300 PSA	400 PSA	500 PSA
Optional Redemption	Call (N)	Call (N)	Call (N)	Call (N)	Call (N)	Call (N)	Call (N)

Yield Curve	Mat 6MO 2YR 3YR 5YR 10YR 30YR
	Yld 4.31846 4.39958 4.38667 4.38269 4.44014 4.61691

LMT05-3 - Price/Yield - 1A1

Balance	$10,000,000.00	Delay	0	Index	LIBOR_1MO	WAC(1)	6.0217	WAM(1)	358
Coupon	5.1	Dated	12/25/2005	Mult / Margin	1.0 / .75	NET(1)	5.7724	WALA(1)	2
Settle	12/30/2005	First Payment	1/25/2006	Cap / Floor	99999 / .75	Contrib Wac	6.0237

Price = 100	1	2	3	4	5	6	7
	Disc Margin	Disc Margin	Disc Margin	Disc Margin	Disc Margin	Disc Margin	Disc Margin
LIBOR_1MO=3	75	75	75	75	75	75	75
LIBOR_1MO=4	75	75	75	75	75	75	75
LIBOR_1MO=4.5	75	75	75	75	75	75	75
LIBOR_1MO=5	71	75	75	75	75	75	75
LIBOR_1MO=5.5	46	75	75	75	75	75	75
LIBOR_1MO=6	21	73	75	75	75	75	75
LIBOR_1MO=7	-31	59	75	75	75	75	75
WAL	4.45	2.22	1.82	1.51	1.20	1.00	0.76

Prepay	50 PPC	75 PPC	85 PPC	100 PPC	125 PPC	150 PPC	200 PPC
Optional Redemption	Call (N)	Call (N)	Call (N)	Call (N)	Call (N)	Call (N)	Call (N)

Yield Curve	Mat 6MO 2YR 3YR 5YR 10YR 30YR
	Yld 4.31846 4.39958 4.38667 4.38269 4.44014 4.61691

LMT05-3 - Price/Yield - 1A6

Balance	$15,000,000.00	Delay	0	Index	LIBOR_1MO	WAC(1)	6.0217	WAM(1)	358
Coupon	4.85	Dated	12/25/2005	Mult / Margin	1.0 / .5	NET(1)	5.7724	WALA(1)	2
Settle	12/30/2005	First Payment	1/25/2006	Cap / Floor	99999 / .5	Contrib Wac	6.0237

Price = 100	1	2	3	4	5	6	7
	Disc Margin	Disc Margin	Disc Margin	Disc Margin	Disc Margin	Disc Margin	Disc Margin
LIBOR_1MO=3	50	50	50	50	50	50	50
LIBOR_1MO=4	50	50	50	50	50	50	50
LIBOR_1MO=4.5	50	50	50	50	50	50	50
LIBOR_1MO=5	50	50	50	50	50	50	50
LIBOR_1MO=5.5	35	50	50	50	50	50	50
LIBOR_1MO=6	21	50	50	50	50	50	50
LIBOR_1MO=7	-7	50	50	50	50	50	50
WAL	4.45	2.85	1.82	1.51	1.20	1.00	0.76

Prepay	50 PPC	65 PPC	85 PPC	100 PPC	125 PPC	150 PPC	200 PPC
Optional Redemption	Call (N)	Call (N)	Call (N)	Call (N)	Call (N)	Call (N)	Call (N)

Yield Curve	Mat 6MO 2YR 3YR 5YR 10YR 30YR
	Yld 4.31846 4.39958 4.38667 4.38269 4.44014 4.61691

The depositor has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (the “SEC”), a copy of which you may get for free by visiting the web site at http://www.lehman.com/pub/sasco.  The depositor has or will file with the SEC a registration statement (including a prospectus, any free writing prospectus and any related issuer free-writing prospectus) with respect to this offering (the “Offering Documentation”). You may get the Offering Documentation (when completed) for free by searching the SEC online database (EDGAR®) at www.sec.gov.  Alternatively, you may obtain a copy of the Offering Documentation from Lehman Brothers Inc., 745 Seventh Ave., New York, NY, 10019, Attn: Asset Backed Fixed Income Syndicate or by calling 1-800-666-2388, extension 59519 and ask for Paul Tedeschi.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the free writing prospectus.

The information in this free writing prospectus is preliminary and is subject to completion or change.

The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities.